                                                                    EXHIBIT 10.1

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of May 1, 1998, by and between Contract Mail Company, a Delaware corporation (the "Purchaser"), and AmeriTruck Distribution Corp., a Delaware corporation ("Seller").

                                    RECITALS

     WHEREAS, the Seller is the owner of all of the issued and outstanding shares of common stock (the "Common Stock") of Thompson Bros., Inc., a South Dakota corporation (the "Company"), and the Common Stock constitute all of the issued and outstanding capital stock (of all classes) of the Company; and

     WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the shares of Common Stock (the "Shares"), upon the terms and conditions set forth herein; and

     WHEREAS, the Seller is making certain representations, warranties, covenants and indemnities herein as an inducement to the Purchaser to enter into this Agreement, and the Purchaser is making certain representations, warranties, covenants and indemnities herein as an inducement to the Seller to enter into this Agreement;

     NOW, THEREFORE, in consideration of the recitals and the respective representations, warranties, covenants and indemnities contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I
                            SALE OF SHARES; CLOSING

     SECTION 1.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, the Seller will sell to the Purchaser, and the Purchaser will purchase, the Shares on the Closing Date (as defined below).

     SECTION 1.2  Purchase Price.

     (a) The purchase price for the Shares shall be $15.5 million, as adjusted pursuant to Section 1.6 (the "Purchase Price"), payable at the Closing by the delivery of immediately available funds equal to such amount.

     (b) At the Closing, (i) the Seller shall cause the Company and all of its assets to be released from any obligation under or in respect of all indebtedness for borrowed money and (ii) to
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the extent not already an obligor thereunder, the Company shall assume and become solely liable under the operating leases described on Exhibit A attached hereto and shall use reasonable efforts to cause the Seller and its other subsidiaries to be released from any obligation under or in respect of such leases.

     SECTION 1.3 Closing. The purchase and sale of the Shares and consummation of the other transactions described in Section 1.2 (the "Closing") shall take place at the offices of Purchaser's counsel, Kirkland & Ellis, 200 E. Randolph Drive, Chicago, Illinois, or at such other place as shall be mutually agreed by the parties. For purposes of this Agreement, the date on which the Closing actually occurs shall be the "Closing Date."

     SECTION 1.4 Closing Deliveries. The Purchaser and the Seller will deliver, or cause to be delivered, at the Closing the following instruments (collectively, the "Transaction Documents") to which they are a party:

     (a) certificates representing the Shares duly endorsed by the Seller for transfer to the Purchaser and bearing a legend referring to the Securities Act (as defined in Section 3.5);

     (b) releases, in form satisfactory to the Purchaser, of all Company obligations under or in respect of any indebtedness for borrowed money including, without limitation, all intercompany obligations which shall be terminated at no cost to the Company;

     (c) assumption agreements, in form satisfactory to the Seller and the Purchaser, providing for the Company's assumption of the operating leases described on Exhibit A;

     (d) an Opinion of the Purchaser's counsel in form and substance reasonably satisfactory to the Seller;

     (e) the Title Policies obtained by the Purchaser pursuant to Section 6.2 hereof;

     (f) an Opinion of the Seller's counsel in form and substance reasonably satisfactory to the Purchaser;

     (g) a Disaffiliation Tax Sharing Agreement in the form of Exhibit B attached hereto (the "Tax Agreement");

     (h) an Asset Transfer Agreement between the Seller and the Company in the form of Exhibit C attached hereto (the "Asset Transfer Agreement");

     (i) the Guaranty of Contract Mail Holding, Inc., a Delaware corporation ("CMH"), in the form of Exhibit D attached hereto (the "Holding Guaranty"); and

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     (j) such additional information or documents as the Purchaser and the
Seller shall have reasonably required to evidence the consummation of the transaction contemplated by this Agreement, including, but not limited to all required consents.

The Purchaser and the Seller shall use reasonable efforts to cause to be delivered at the Closing, or if not then delivered, promptly after the Closing, releases in form satisfactory to the Purchaser and the Seller providing for the release of the Seller and its other subsidiaries from any obligation under or in respect of the operating leases described on Exhibit A.

     SECTION 1.5  Tax Treatment.

     (a) The Purchaser and the Seller shall timely make a joint election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treas. Reg. (S)1.338(h)(10)-1(d)(1) (and any corresponding elections under state, local or foreign tax law) (collectively the "338(h)(10) Election") with respect to the purchase and sale of the Shares. As promptly as practicable following the Closing, the Purchaser will prepare the election forms and provide them to the Seller for the Seller's review. At the Seller's request, the Seller and the Purchaser will meet to discuss and agree upon the contents of such forms and resolve any issues. The Seller will execute and return the election forms (as so revised) to the Purchaser as promptly as practicable, and the Purchaser will file such election forms on or before the respective due dates for each such election form. The Purchaser and the Seller shall use reasonable efforts to agree to an allocation of the deemed purchase price among the Company's assets in compliance with Temp. Treas. Reg. (S) 1.338(b)-2T(b). However, if they are unable to agree after such reasonable efforts, each of the Seller and the Purchaser shall be free to use its own allocation.

     (b) The parties each hereby covenant and agree that they will not take a position with respect to the allocation of the deemed purchase price among the Company's assets (i) for purposes of any tax return filed with any governmental agency charged with the collection of any taxes or, for so long as commercially reasonable, for purposes of any judicial proceeding, that is in any way inconsistent with the allocations made under Section 1.5(a) or (ii) for financial reporting or accounting purposes that is in any way inconsistent with such allocation unless a different allocation for financial reporting or accounting purposes is required by law, regulation or court order or decree.

     SECTION 1.6   Purchase Price Adjustment.

     (a) For the purpose of this Section 1.6, the Company's Net Working Capital, i.e. current assets less current liabilities (excluding the current portion of long-term debt and all accrued interest thereon and excluding the assets and liabilities marked with an asterisk (*) on Schedule 1.6 attached hereto) ("Net Working Capital") shall be calculated in conformity with GAAP (as defined in
Section 10.16) applied on a basis consistent with the accounting methodologies used to prepare the February 28, 1998 balance sheet of the Company. The calculation of Net Working Capital as of February 28,1998, is set forth on
Schedule 1.6 attached hereto.

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     (b) The Purchase Price shall be adjusted by an amount equal to the Working
Capital Adjustment. For purposes hereof, the "Working Capital Adjustment" shall equal the difference between the Net Working Capital as of the end of the business day immediately preceding the Closing Date and $200,000 ("Base Working Capital"). If the Working Capital Adjustment is positive (i.e., Net Working Capital as of the Closing Date is greater than Base Working Capital), the Purchase Price shall be increased by the amount of the Working Capital Adjustment. The Purchaser shall pay to the Seller any such positive Working Capital Adjustment in cash, plus interest thereon at a rate of 10% per annum from the Closing Date, within five days of the Determination Date (hereinafter defined). If the Working Capital Adjustment is negative (i.e., Net Working Capital as of the Closing Date is less than Base Working Capital), the Purchase Price shall be decreased by the amount of the Working Capital Adjustment. The Seller shall pay to the Purchaser any such negative Working Capital Adjustment in cash, plus interest thereon at a rate of 10% per annum from the Closing Date, within five days of the Determination Date.

     (c) Within 60 days after the Closing Date, the Purchaser will provide the Seller with a reasonably detailed calculation of the Working Capital Adjustment for the Seller's review and approval, which approval shall not be unreasonably withheld or delayed. In the event an agreement cannot be reached within 15 days following the date such calculation is provided to the Seller, the parties shall engage an independent "big six" accounting firm to determine the Working Capital Adjustment, which determination shall be made in accordance with this Section
1.6 and shall be binding on the parties. Half of the expense incurred in engaging such accounting firm shall be paid by the Purchaser, and the other half of such expense shall be paid by the Seller. For purposes hereof,

"Determination Date" shall mean the date on which the final determination of the Working Capital Adjustment is made in accordance with this Section 1.6.


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller makes the representations and warranties set forth in this
Article II to the Purchaser. The Seller has delivered to the Purchaser the Schedules to this Agreement referred to in this Article II on the date hereof and such Schedules have been reviewed and accepted by the Purchaser. All matters set forth in the Schedules shall be deemed to be disclosed not only in connection with the representation and warranty specifically referenced on a given Schedule, but for all purposes relating to the representations and warranties of the Seller set forth in this Article II so long as the relevance of such disclosure to any other representation or warranty is reasonably apparent from the terms of such disclosure.

     SECTION 2.1  Organization and Qualification.

     (a) The Company is duly incorporated, validly existing and in good standing under the laws of South Dakota. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a Material Adverse Effect. Each such jurisdiction in which the Company is so qualified is listed on Schedule 2.1. The Company has no subsidiaries.

     (b) True, correct and complete copies of the Articles of Incorporation and Bylaws of the Company, with all amendments thereto through the date of this Agreement, have been delivered by the Seller to the Purchaser.

     SECTION 2.2  The Company's Capitalization.

     (a) The authorized and outstanding capital stock of the Company is set forth on Schedule 2.2. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, phantom stock, convertible securities, rights, warrants, calls, irrevocable proxies or other agreements or commitments of any kind directly or indirectly obligating the Company to issue any security of or equity interest in the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any security or equity interest in the Company. All of the Shares have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. All dividends declared prior to the date hereof have been paid.

     (b) The Seller is and will be on the Closing Date the record and beneficial owner and holder of, and has, and on the Closing Date will have, good, valid and record title to, the Shares. Except for the pledge of the Shares to Finova Capital Corporation, a Delaware corporation ("Finova"), under the terms of that certain Pledge Agreement, dated as of May 5, 1997, by and between Seller and Finova, which the Seller shall cause to be released at the Closing, the Seller owns the Shares free and clear of any adverse claim of any other person, including without limitation any lien, mortgage, pledge, security interest or other encumbrance.

     SECTION 2.3 Authority Relative to the Agreement. This Agreement has been duly and validly executed and delivered by the Seller, and this Agreement constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

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     SECTION 2.4  No Violation.  Except as set forth on Schedule 2.4, neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, as of the Closing Date, (i) violate any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any currently owned property of the Company pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding, to which the Company is a party or by which any of the currently owned properties of the Company are subject or bound, or (iii) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company.

     SECTION 2.5 Consents and Approvals. Except as described on Schedule 2.5 hereto, and except for filing a Notification and Report Form pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign,
(i) is required of or by the Company or the Seller in connection with the execution, delivery and performance by the Company or the Seller of this Agreement and the transactions contemplated hereby or (ii) is necessary to preserve or maintain any material right of the Company after consummation of such transactions.

     SECTION 2.6  Financial Statements.

     (a) The Seller has provided the Purchaser with a true and complete copy of the unaudited balance sheets of the non-refrigerated portion of the operations of the Company (the "Mail Division") as of December 31, 1997, and the Seller has provided or will provide the Purchaser with a true and complete copy of the unaudited balance sheets of the Mail Division of the Company and the related statements of operations for each monthly period ending after October 31, 1997 through and including, to the extent available, the last month immediately preceding the Closing Date (all of the foregoing balance sheets and statements of operations of the Mail Division of the Company, including the notes thereto, if any, are collectively referred to as the "Financial Statements"). Except as set forth on Schedule 2.6, the Financial Statements have been prepared from the books and records of the Mail Division of the Company and fairly present the assets, liabilities and results of operation of the Mail Division of the Company at the date and for the periods indicated in accordance with GAAP.

     SECTION 2.7  Absence of Changes.  Except as and to the extent set forth on
Schedule 2.7, since December 31, 1997 (the "Balance Sheet Date"), the Company has not directly or indirectly:

     (a) made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any material manner;

     (b)  suffered any Material Adverse Effect;

     (c) entered into or amended any agreement, commitment or transaction, except in the ordinary course of business or except in connection with the transactions contemplated by this Agreement;

     (d) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section in the future so that any such representation would not be true as of the Closing;

     (e) declared, paid or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock or redeemed or repurchased any such capital stock;

     (f) entered into any contract or transaction with any Affiliate of the Company, except for contracts and transactions entered into in the ordinary course of business whereby the monetary or business consideration arising from such contract or transaction was substantially as advantageous to the Company as the monetary and business consideration which it would obtain in a comparable arm's length transaction and except for any contracts and transactions with respect to which the Company will have no liability after the Closing; or

     (g) entered into any transaction outside the ordinary course of business.

     SECTION 2.8 Litigation. Except as set forth on Schedule 2.8, there are no material actions, suits, or other proceedings pending or, to the knowledge of the Seller or the Company, threatened against the Company or involving any of the properties or assets of the Company, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity.

     SECTION 2.9  Tax Matters.

     (a) Seller or the Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by or with respect to the Company, either separately or as a member of a group of corporations, pursuant to applicable legal requirements. The Company or the Seller in respect of the Company has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Seller or Company, except such taxes, if any, as are listed in Schedule 2.9 and are being contested in good faith.

     (b) Except as described in Schedule 2.9, neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

     (c) Except as set forth on Schedule 2.9, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G (or any corresponding provision of state, local or foreign income tax law). All taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

     (d) All tax returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. Except for the Tax Agreement, there is no tax sharing agreement that will require any payment by the Company after the Closing Date.

     SECTION 2.10 Employee Benefit Plans. Schedule 2.10 lists each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other employee benefit plan, program, or arrangement maintained, sponsored, or contributed to by the Company or with respect to which the Company has any liability or potential liability (each a "Benefit Plan"). Except as set forth on Schedule 2.10, each Benefit Plan that is intended to be qualified within the meaning of
Section 401(a) of the Code has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan. Except as set forth on Schedule 2.10, the Company does not maintain, sponsor, contribute to, or have any liability or potential liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code or any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA). Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in material compliance with its respective terms and the terms of any applicable collective bargaining agreements and in material compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code. No asset of the Company is subject to any lien under ERISA or the Code, and the Company has no liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation. There are no pending or, to the knowledge of the Seller or the Company, threatened actions, suits, investigations or claims with respect to any Benefit Plan. The Company has materially complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and the Company has no obligation under any Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Company or any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA or applicable state insurance laws. Neither the Company nor, to the knowledge of the Seller or the Company, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Benefit Plans which could subject any such Benefit Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code. The Company does not have any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company. With respect to each Benefit

Plan, the Company has provided the Purchaser with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments),
(iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent summary plan description provided to participants, and (vi) the most recent determination letter received from the IRS.

     SECTION 2.11 Employment Matters. Except as disclosed on Schedule 2.11, the Company is not a party to any contracts or agreements granting benefits or rights to employees or consultants, or any agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency relating to employment practices or labor disputes. Except as disclosed on Schedule 2.11, there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There are no strikes, slowdowns, work stoppages, union organizing efforts, lockouts, or to the knowledge of the Seller or the Company, threats thereof, by or with respect to any such employees. The Company has been and is in compliance with applicable legal requirements related to employment, equal opportunities, immigration, wage and hour laws, collective bargaining, payment of social security and similar taxes, and occupational health and safety. The Company has no unfunded medical liabilities except as disclosed on Schedule 2.11. The Company has paid wages and benefits as required by the Service Contract Act of 1965 in accordance with the Company's contracts with the United States Postal Service. True and correct copies of all presently operative wage determinations have been provided to the Purchaser.

     SECTION 2.12  Environmental Compliance.  Except as set forth on Schedule
2.12:

     (a) The Company and its Business Facilities (as defined in Section 10.16) are, and have been, in material compliance with all applicable Environmental Laws.

     (b) There are no pending or, to the knowledge of the Seller or the Company, threatened, claims, litigation, actions, proceedings, encumbrances, or other restrictions of any nature, resulting from or arising under or pursuant to any Environmental Law or relating to the release, storage, use or disposal of any Hazardous Substances (as defined below), with respect to or affecting any of the Business Facilities.

     (c) Neither the Seller nor the Company has received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental liabilities with respect to any of the Business Facilities or with respect to any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used, or processed by the Seller, the Company, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) There are no Hazardous Substances present on or in the environment at the Business Facilities or, to the Seller's or the Company's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, or any other part of the Business Facilities or such adjoining property, or incorporated into any structure therein or thereon.

     (e) There has been no release or, to the knowledge of the Seller or the Company, threat of release, of any Hazardous Substances at or from the Business Facilities or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Business Facilities, or from or by any other properties in which the Company has or had an interest, or to the knowledge of the Seller or the Company, any geologically or hydrologically adjoining property, whether by the Seller, the Company, or any other person.

     (f) The Seller has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or the Company pertaining to Hazardous Substances in, on, or under the Business Facilities, or concerning compliance by the Seller, the Company, or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

     "Hazardous Substances" shall mean substances listed under 40 C.F.R. 302.4 as of the date of this Agreement, petroleum products, "pollutants" as defined under 33 U.S.C. (S) 1362(6) as of the date of this Agreement, and "contaminants" as defined in 42 U.S.C. (S) 300f(6) as of the date of this Agreement.

     "Environmental Laws" shall mean federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law concerning pollution or protection of the environment, including without limitation, the laws listed on the attached Exhibit E.

     SECTION 2.13 Title to Properties; Encumbrances. The Company has good and marketable title to all property (real, personal or mixed) currently owned by the Company. None of the property currently owned by the Company is subject to any claim, restriction, lease, sublease, license, concession, option, lien, mortgage, pledge, rights of first refusal, security interest or other encumbrance except (i) liens, mortgages, pledges, security interests or other encumbrances securing indebtedness shown on the Financial Statements as securing specified liabilities or obligations (and which the Seller will cause to be released at Closing), with respect to which no default (or event which with notice or lapse of time or both would constitute a default) exists, (ii) liens, mortgages, pledges, security interests or other encumbrances incurred in connection with the purchase of property or assets after the Balance Sheet Date, with respect to which no default (or event which with notice or lapse of time or both would constitute a default) exists (which the Seller will cause to be released at Closing), (iii) liens, mortgages, pledges, security interests or other encumbrances described in Schedule 2.13, (iv) liens for taxes, assessments or governmental charges or levies which are not delinquent and for which appropriate reserves have been established in accordance with GAAP, and (v) easements, covenants of record and other similar encumbrances that do not materially interfere with the Company's use occupancy, and enjoyment of the assets encumbered thereby. The rolling stock, structures and other material equipment ("Fixed Assets") used by the Company as of the dates set forth in Schedule 2.13 are listed in Schedule
2.13. Except as set forth on Schedule 2.13, such Fixed Assets, whether leased or owned, are in good operating condition, adequate in all material respects for the uses to which they are being put and are not in need of repair except for ordinary, routine maintenance that is not material in cost or nature. Except for the Transferred Assets (as defined in Section 4.3) and except as set forth on
Schedule 2.13, the assets, rights and properties of the Company as of the Closing, including the Fixed Assets, will include all assets, properties and rights necessary in connection with the Company's business as presently conducted.

     SECTION 2.14 Permits and Licenses. Except as set forth in Schedule 2.14, the Company has all material permits, licenses, certificates and authorities (collectively, "Permits") from governmental agencies required to conduct its businesses as it is now being conducted, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any permit, license, certificate or authority from a governmental agency. The Company is not in default or violation of any such Permit, all such Permits are in full force and effect unimpaired by any act or omission of the Company or its employees or agents and have not been suspended or revoked, and the Company has, in all material respects, complied with, and will, in all material respects, continue to comply with, their terms until Closing.

     SECTION 2.15 Agreements, Contracts and Commitments. Except as described in Schedule 2.15, the Company is not a party to and is not bound by (i) any written or oral contract, agreement or commitment which involves or may involve aggregate future payments (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services or otherwise) by or to the Company of $25,000 or more and which is not, by its terms, terminable by the Company without penalty or payment on 30 days notice or less, or (ii) any non-competition or secrecy agreement, any loan or credit agreement, security agreement, indenture, mortgage, pledge, conditional sale or title retention agreement, lease purchase agreement or other instrument evidencing indebtedness (other than equipment purchases or lease agreements entered into in the ordinary course of business and providing for Company obligations of less than $15,000), or any employment, collective bargaining, sales representative, alliance, partnership, joint venture, joint operating or similar agreement. The Company has not breached any material provision of, and is not in default under the material terms of, any such contract, agreement or commitment described in
Schedule 2.15 and to the knowledge of the Seller or the Company, no event has occurred which, after notice or lapse of time or both, would constitute such a material default by any third party under the terms of any such contract, agreement or commitment. Schedule 2.15 includes a list of all of the Company's Basic Surface Transportation Service Contracts with the United States Postal Service. All such contracts are in full force and effect and constitute valid, binding and enforceable obligations of the parties thereto, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

     SECTION 2.16  Real Property.

     (a) Schedule 2.16 sets forth a complete list of all owned U.S. real property and owned foreign real property (collectively, the "Owned Real Property") used by the Company in the operation of the Company's business. The Company has previously provided copies to the Purchaser of all contracts, agreements, mortgages, concessions, leases and commitments relating to or affecting any Owned Real Property or any interests therein, including leasehold interests, to which the Company is a party or by which the Company or any property of the Company is in any way bound or affected, together with all amendments and supplements thereto and modifications thereof. All such contracts, agreements, mortgages, concessions, leases and commitments constitute valid, binding and enforceable obligations of the parties thereto in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles, and the Company has not materially breached any provision thereof and is not in default in any material respect under the terms thereof, and the Seller and the Company have no knowledge of any event which has occurred which after notice or lapse of time would constitute a material default by any third party thereunder. Except as set forth on Schedule 2.16, none of the Owned Real Property are subject to any lease, sublease or other agreement granting any party a right to use or occupancy thereof. No Surveys (as defined in Section 5.8) will disclose any survey defect or encroachment ("Survey Defects") from or onto any of the TBI Real Property (as defined in Section 10.16) which materially adversely affects the Company's title to or the Company's use and enjoyment of the TBI Real Property (or improvements thereon) as currently used by the Company.

     (b) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Seller or the Company, threatened, affecting any portion of the Owned Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or, to the knowledge of the Seller or the Company, threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Owned Real Property.

     (c) Current Use. The current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Owned Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Owned Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the Company's business.

     (d) Condition and Operation of Improvements. All buildings and all components of all buildings, structures and other improvements included within the Owned Real Property (the

"Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are in good condition and repair, ordinary wear and tear excepted, and adequate in all material respects to operate such facilities as currently used, to the best of the Company's knowledge and belief, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated or intended to be used, occupied or operated. To the knowledge of the Seller and the Company, there are no material structural deficiencies or latent defects affecting any Improvements located upon the Owned Real Property.

     SECTION 2.17 Certain Business Relationships with the Company. Except as set forth on Schedule 2.17 and except for any business arrangement or relationship for which the Company will have no liability after the Closing, none of the Seller and its Affiliates is, or since the Balance Sheet Date has been, involved in any business arrangement or relationship with the Company, and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of the Company.

     SECTION 2.18 Compliance With Laws. The Company is in material compliance with all Legal Requirements (as defined in Section 10.16) applicable to it or to the ownership of its assets or the operation of its business.

     SECTION 2.19  Patents, Trademarks and Copyrights.

     (a) Schedule 2.19 sets forth all material patents, patent applications, trademarks and service marks (whether registered or unregistered), trademark applications, and copyrights (collectively, "Intellectual Property") required by the Company in its business and operations. Except as set forth on Schedule 2.19, the Company owns free and clear of all liens and encumbrances, has a valid license in or otherwise has the right to use the Intellectual Property and all other trade secrets and know-how necessary to conduct the Company's business in accordance with past custom and practice. Except as otherwise indicated on
Schedule 2.19 or in the ordinary course of business, the Company has not granted to any other person any license to use any Intellectual Property.

     (b) The Company is not in receipt of any notice of any violation of, and to the knowledge of the Seller or the Company, it is not violating or infringing upon the rights of any other person or entity in any intellectual property. To the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Intellectual Property.

     SECTION 2.20 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors, and since 1990, no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At Closing, all of those books and records will be in the possession of the Company or delivered to the Purchaser.

     SECTION 2.21 Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, "Accounts Receivable") represent or will represent valid obligations arising from services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practices). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as set forth on Schedule 2.21, there is no contest, claim or right of set-off, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     SECTION 2.22  Insurance.

     (a) The Seller has delivered to the Purchaser:

               (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement; and

               (ii) a summary of any self insurance programs maintained now or in the past by the Company or by the Seller in respect of the Company.

     (b) Schedule 2.22 summarizes loss experience for the Company for the past three years, including self-insured claims.

     (c) Except as set forth on Schedule 2.22, all policies to which the Company is a party or that provide coverage to the Company or any director or officer of the Company are enforceable, issued by an insurer that, to the Seller's knowledge, is financially sound and reputable, and taken together, provide adequate insurance coverage for the assets and operations of the Company for all risks to which the Company is normally exposed, and are sufficient for compliance with all legal requirements and contracts to which the Company is a party or by which it is bound. Except as set forth Schedule 2.22, since December 31, 1992, the Company has not received any refusal of coverage or notice that a defense will be afforded with reservation of rights, or any notice of cancellation or other indication that any policy is no longer in full force or effect or will not be renewed. The Company has paid all premiums due and otherwise performed its obligations under each policy to which it is a party or that provides coverage to the Company or any director thereof.

     SECTION 2.23 Certain Payments. To the Seller's knowledge, none of the Company or any director, officer, agent or employee of the Company has directly or indirectly made any contribution, gift, bribe, rebate kickback or other payment to any person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business for or in respect of the Company or in violation of any legal requirement.

     SECTION 2.24 Disclosure. To the Seller's knowledge, no representation or warranty of the Seller in this Agreement (as supplemented by the Schedules) or in any related agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     SECTION 2.25 Undisclosed Liabilities. The Company has no liability required under GAAP to be reflected or reserved on a balance sheet of the Company or disclosed in a footnote thereto, except for (i) liabilities set forth in the Financial Statements and (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business.

     SECTION 2.26 Disclosure of Additional and Implied Warranties. The Seller is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article II of this Agreement.


                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby makes the representations and warranties set forth in this Article III to the Seller.

      SECTION 3.1 Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a Material Adverse Effect.

     SECTION 3.2 Authority Relative to Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement, and no further corporate proceedings on the part of the Purchaser are necessary to consummate the transactions contemplated hereby, which have been duly and validly authorized by the Board of Directors of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and this Agreement constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies as may be required by statute or regulation.

     SECTION 3.3 No Violation. Neither the execution, delivery nor performance of this Agreement, in its entirety, nor the consummation of all of the transactions contemplated hereby will, as of the Closing Date, (i) violate any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Purchaser, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Purchaser pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Purchaser is a party or by which any of its assets or properties are subject or bound or (iii) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser.

     SECTION 3.4 Consents and Approvals. Except for filing a Notification and Report Form pursuant to the applicable requirements of the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby.

     SECTION 3.5 Investment Intent. The Purchaser is acquiring the Shares for its own account for investment and not with a view toward resale or redistribution in a manner which would require registration under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and the Purchaser does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause it to sell the Shares or any part thereof or interest therein. The Purchaser has not offered or sold the Shares or any part thereof or interest therein, and has no present intention of dividing the Shares with others or of reselling or otherwise disposing of the Shares or any part thereof or interest therein either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance. The Purchaser is an "accredited investor" as defined in Rule 501 under the Securities Act.

     SECTION 3.6  Disclaimer of Additional and Implied Warranties. The
Purchaser is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article III of this Agreement.

                                  ARTICLE IV
                                   COVENANTS

     SECTION 4.1 Affirmative Covenants of the Seller and the Company. For so long as this Agreement is in effect, the Seller shall, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement or as otherwise agreed to by the Purchaser, cause the Company to operate only in the ordinary course of its business. Without limiting the generality of the foregoing, the Seller shall, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement or as otherwise agreed to by the Purchaser, cause the Company to:

     (a) comply with all material contractual obligations applicable to it;

     (b) comply in all material respects with all laws, statutes and regulations applicable to it and the conduct of its business, including the timely payment of all taxes (except for those being contested in good faith);

     (c) maintain all of the assets of the Company in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages in effect before the date hereof or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with such coverages;

     (d) maintain proper books of record and account that fairly present its financial condition and results of operations and make provisions in its financial statements for all such proper reserves as in each case are required in accordance with GAAP;

     (e) promptly notify the Purchaser upon obtaining knowledge of any default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any of the Company's contractual obligations, which default, event of default or condition could reasonably be expected to have a Material Adverse Effect on the financial condition of the Company;

     (f) promptly notify the Purchaser upon obtaining knowledge of any material pending or threatened litigation;

     (g) maintain and preserve intact its corporate existence, business organization, and its material assets, licenses, permits, authorizations and business opportunities;

     (h) maintain good accounting practices;

     (i) collect the Company's accounts receivable and pay the Company's accounts payable in accordance with past custom and practice; and

     (j) promptly notify the Purchaser (i) of any condition or event which constitutes a material breach of any of the covenants or agreements set forth in this Agreement, specifying the nature and period of existence of any such condition or event and what action the Company has taken, is taking or proposes to take with respect thereto or (ii) of any condition or event which, in the opinion of management of the Company, could reasonably expected to have a Material Adverse Effect.

     SECTION 4.2 Negative Covenants of the Company. For so long as this Agreement is in effect, the Seller shall, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement or as otherwise agreed to by the Purchaser, cause the Company to not:

     (a) make any amendments to its Articles of Incorporation or Bylaws;

     (b) make any capital expenditures in excess of $500,000 in the aggregate;

     (c) enter into any contract or transaction with any Affiliate of the Company except for (i) contracts and transactions entered into in the ordinary course of business whereby the monetary or business consideration arising from such contract or transaction would be substantially as advantageous to the Company as the monetary and business consideration which it would obtain in a comparable arm's length transaction and (ii) the Transaction Documents to which the Company is a party and other contracts entered into pursuant to this Agreement;

     (d) contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind on the assets of the Company (other than liens existing as of the date hereof, or liens created in the ordinary course of business);

     (e) incur any indebtedness for borrowed money not in the ordinary course of business;

     (f) issue any equity security or security convertible into or exchangeable for any equity security;

     (g) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person, except in the ordinary course of business;

     (h) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock or redeem or repurchase any such capital stock;

     (i) sell, transfer, distribute, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and except for the transfers contemplated by Section 4.3;

     (j) take any action that would reasonably be expected to result in a material breach of any representation or warranty of Seller set forth in this Agreement; or

     (k) enter into any transactions not in the ordinary course of business.

     SECTION 4.3  Authorized Transfers.

     (a) Notwithstanding the foregoing, pursuant to the Asset Transfer Agreement, the Company shall, on or before the Closing, at the Seller's expense, transfer to Seller or one of its Affiliates, those tangible assets not related to or used directly or indirectly in the Company's business as presently conducted as set forth on Schedule 4.3 (a) ("Transferred Assets"). From and after the Closing, Seller agrees to indemnify, defend and hold the Company and Purchaser harmless from any Loss (as defined in Section 8.2) related to the Transferred Assets, including without limitation all liabilities related to Environmental Laws. Liability for indemnification under this Section 4.3 shall not be subject to the limitations of Section 8.4.

     (b) Notwithstanding the foregoing, pursuant to the Asset Transfer Agreement, the Seller shall, at the Seller's expense, transfer to the Company those tangible assets related to or used directly or indirectly in the Company's business as presently conducted as set forth on Schedule 4.3(b).


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     SECTION 5.1  Access To, and Information Concerning, Properties and Records.

     (a) During the pendency of the transactions contemplated hereby, the Seller shall cause the Company to give the Purchaser, its legal counsel, accountants and other representatives full access, upon reasonable request and at reasonable times, throughout the period prior to the Closing, to all of the Company's properties, books, contracts, commitments, personnel, agents and records, permit the Purchaser and such representatives to make such inspections (including, without limitation, with regard to currently owned properties and certain properties leased by the Company (collectively, the "Real Property"), physical inspection of the surface and subsurface thereof) as they may reasonably require and furnish to the Purchaser and such representatives during such period all such information concerning the Company and its affairs as they may reasonably request. The Purchaser agrees to conduct any such investigation and inspection in a manner so as not to unreasonably interfere with the Company's business operations.

     (b) All information disclosed by the Company or the Seller to the Purchaser shall be subject to the terms of the letter agreement, dated as of April 10, 1998, among the Seller, CMH and Code Hennessy & Simmons III, L.P. regarding confidentiality (the "Confidentiality Agreement").

     (c) The Purchaser agrees to cooperate with and to make available to the Seller such documents, books, records or information relating to the Company's operation prior to the Closing Date as the Seller may reasonably require after the Closing in order to file tax returns, respond to claims asserted by third parties or otherwise wind up its affiliation with the Company. The Purchaser agrees to cause the Company to preserve and protect all books, records, files and data referred to above for a period of six (6) years after the Closing Date. The Purchaser agrees not to permit the Company to destroy any files or records which are subject to this paragraph (c) for six (6) years after the Closing Date, and thereafter, without giving at least thirty (30) days' notice to the Seller. Upon receipt of such notice, the Seller may (A) cause to be delivered to it the files or records intended to be destroyed, at the Seller's expense, or
(B) notify the Purchaser that the Seller will pay the cost of storing and maintaining such files or records (including any necessary costs of moving such files or records to a location under control of the Seller).

     SECTION 5.2 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, the Purchaser and the Seller agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations, to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement.

     SECTION 5.3 Good Faith Efforts. All parties hereto agree that the parties will use their reasonable good faith efforts to secure all third-party or regulatory approvals necessary to consummate the transactions provided herein and to satisfy the other conditions to Closing contained herein as soon as reasonably practicable. Each party agrees to make copies of its respective regulatory filings and related correspondence to regulatory agencies available to the other parties.

     SECTION 5.4 Exclusivity. The Seller, the Company and their Affiliates and advisors shall not (i) directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company, or (ii) participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, any effort or attempt by any other person to do or seek any of the foregoing.

     SECTION 5.5  Noncompetition and Nonsolicitation.

     (a) For a period of 42 months following the Closing, the Seller and its subsidiaries shall not, directly or indirectly, within the continental United States carry on, be engaged in, or own any interest or otherwise participate in or assist any other entity which carries on or is engaged in, any business that involves providing mail delivery services by highway transportation on a long-term

(greater than two years) contractual basis for the United States Postal Service (a "Competing Business"); provided that (i) such limitation shall not prohibit the Seller or its subsidiaries from owning not more than 5% of any class of securities of any entity engaged in a Competing Business (any such entity, a "Competitive Target") and (ii) such limitation shall not prohibit the Seller or its subsidiaries from acquiring a Competitive Target so long as (A) if the percentage of the gross revenues (for the 12-month period immediately preceding the date of the proposed acquisition) (the "Revenue Percentage") generated by the Competing Business component of the Competitive Target is equal to or less than 25%, the Seller provides a written notice to the Company within 30 days after completion of the proposed acquisition which includes a calculation in reasonable detail supporting the Revenue Percentage calculation; and (B) if the Revenue Percentage generated by the Competing Business component of the Competitive Target is greater than 25%, the Seller provides a written notice (the "Acquisition Notice") to the Company at least thirty (30) days prior to the consummation of the proposed acquisition and the Company does not notify the Seller within ten (10) days after the delivery of the Acquisition Notice that it would like to pursue an acquisition of the Competitive Target. If the Company provides such a notice, the Company shall have the exclusive right to pursue an acquisition of the Competitive Target and, to the extent it is permitted to do so, the Seller shall assign any and all of its rights to acquire the Competitive Target to the Company. If the Seller cannot assign its rights to any such acquisition to the Company, the Seller shall not consummate such acquisition. If the Company has not elected to pursue an acquisition of the Competitive Target, the Seller shall have the exclusive right to consummate the acquisition of the Competitive Target within six months after the delivery of the Acquisition Notice. Notwithstanding anything to the contrary contained in this Section 5.5(a), if the Seller does not consummate the acquisition of the Competitive Target within such six-month period, the opportunity to acquire such Competitive Target will be reoffered to the Company pursuant to this Section 5.5(a).

     (b) For a period of two years following the Closing, the Seller and its subsidiaries shall not, whether for their own account or the account of any other entity, directly or indirectly solicit for employment or to provide services any person who at the time of such solicitation is, or within the six months immediately preceding such time was, an employee of the Company or any of its subsidiaries.

     SECTION 5.6 Use of the Fargo Terminal. Until the earlier of December 31, 1998 and the sale of the Fargo, North Dakota terminal, the Company shall be permitted to continue its current use and enjoyment of such terminal for purposes of parking at no cost to the Company.

     SECTION 5.7 Use of the "AmeriTruck" name. From and after the Closing, the Company shall cease further use of the name, "AmeriTruck," in connection with its business or affairs.

     SECTION 5.8 Surveys. Subsequent to the Closing, the Purchaser shall obtain, at the Purchaser's cost and expense, current surveys of each parcel of the TBI Real Property for which a Title Commitment (as defined in Section 6.2(h)) is prepared by a surveyor in the jurisdiction where the Owned Real Property is located, satisfactory to the Purchaser, and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys ("Surveys"), and such standards as the Title Insurer may (as defined in Section 6.2(h)) require as a condition to the removal of any survey exceptions from the Title Policy (as defined in Section 6.2(h)), and certified to the Purchaser, Purchaser's lender and the Title Insurer, within 30 days of the Closing Date, in a form satisfactory to such parties. The Survey shall disclose the location of all Improvements, easements, party walls, sidewalks, roadways, utility lines and such matters shown customarily on such surveys, show access affirmatively to public streets and roads, and include Table A Item Nos. 1-4 and 6-14. The Seller shall reasonably cooperate with the Purchaser in the Purchaser's efforts to (A) obtain the Surveys and the Post-Closing Endorsements (as defined in Section 6.2(h)) and (B) cure or insure over any survey defect or encroachments from or onto any of the TBI Real Property.

         5.9 Cash Transition. In order to transition the Company away from the consolidated cash management system with NationsBank used by the Seller and its subsidiaries, the Seller and the Purchaser agree to take the following actions:

     (a) Unless otherwise requested by the Company, the Seller will fund any checks of the Company outstanding at the close of business on the day preceding the Closing Date. The Purchaser will reimburse or cause the Company to reimburse the Seller for all checks or other payables (including any payments on account of "fuel charge" cards) funded by the Seller on behalf of the Company after the close of business on the day preceding the Closing Date. In addition, the Seller will fund checks issued by the Company on or after the Closing Date until the Company has obtained checks for its new bank accounts.

     (b) The Seller will remit to the Purchaser or the Company (as directed by the Purchaser) all payments received by the Seller on account of accounts receivable of the Company outstanding at the close of business on the day preceding the Closing Date or generated by the Company thereafter.

     (c) The reimbursements and remittances to be made pursuant to paragraphs
(a) and (b) above will be settled on a daily basis.

     (d) In addition to the foregoing, the Seller and the Purchaser will cooperate to transition the Company out of the foregoing cash management system including signing or revoking bank signature cards and notifying customers.

         5.10 Insurance Deposits. The Purchaser acknowledges that, in connection with the Seller's agreement to be responsible for Claims (as provided in Section 8.1), the Seller will be entitled to any reserves on the Company's books which represent tangible assets and any deposits or prepayments or similar amounts of the Company relating to any insurance policies or programs covering Claims ; provided that the Purchaser may elect to retain the account or deposit with Dakota Truck Underwriters by delivery of written notice of such election to the Seller not later than 30 days after the Closing and, in such event, the amount of Net Working Capital existing on the Closing Date will be deemed increased by the amount of such deposit or account. The Purchaser will cause the Company to cooperate in order to transfer to the Seller these reserves and funds.

         5.11 TBCC. With respect to the transfer of the Seller's (or its subsidiary's) rights to $135,730.06 in security deposits transferred in connection with the transfer of operating leases with TransAmerica Business Credit Corp. ("TBCC"), the Purchaser agrees that it will deliver to the Seller any amount of such security deposits it receives from TBCC at the end of the lease term(s) or any amount of such deposit it applies against lease payments under the operating leases. The Purchaser also agrees that it will not, and will not permit any Affiliate to, waive its right to receive the security deposits and will use and cause its Affiliates to use reasonable efforts to receive the deposits at the end of the lease term(s).


                                  ARTICLE VI
                             CONDITIONS TO CLOSING

     SECTION 6.1 Conditions to Each Party's Obligation Under this Agreement. The respective obligations of (i) the Purchaser to purchase and pay for the Shares and (ii) the Seller to sell the Shares, at the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) the receipt of regulatory approvals and the expiration of any applicable waiting period with respect thereto; and

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction, and there will be no litigation pending which, if adversely determined, would enjoin, materially interfere with or require the payment of material damages in connection with the transaction contemplated hereby.

     SECTION 6.2 Conditions to the Obligations of the Purchaser Under this Agreement. The obligations of the Purchaser to purchase and pay for the Shares at the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) all representations and warranties of the Seller shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date;

     (c) the Seller shall have delivered a certificate of its President certifying to the satisfaction of the conditions contained in Sections 6.2(a) and 6.2(b);

     (d) the Purchaser shall have received the Opinion referenced in Section 1.4(f);

     (e)  the Purchaser shall be satisfied that the transfers contemplated in
Section 4.3 have occurred;

     (f) the Company shall have been released from or there shall have been discharged, at no cost to the Company, any and all obligations for indebtedness for borrowed money (including capitalized leases), including, without limitation, all intercompany obligations and all liens in connection therewith;

     (g) except as otherwise agreed to by the Purchaser, the directors and officers of the Company shall have submitted their resignations;

     (h) Title Insurance. The Purchaser shall have obtained, in preparation for Closing, at the Purchaser's cost and expense, a commitment for an ALTA Owner's Title Insurance, Form B-1970, for each parcel of TBI Real Property (the "Title Commitments"), issued by First American Title Insurance Company (the "Title Insurer"), in such amount as the Purchaser determines to be the fair market value (including all improvements thereon), insuring the Purchaser's interest in such parcel as of Closing. The Purchaser shall have obtained at the time of delivery of the Title Commitments, copies of all documents of record referred to therein. The Purchaser will have obtained title insurance policies ("Title Policies") on or before the Closing, from the Title Insurer based upon the Title Commitments. The Company will deliver to the Title Insurer all customary affidavits, undertakings and other title clearance documents necessary to issue the Title Policies and endorsements thereto. Each such Title Policy will be dated as of the date of closing and (a) insure title to the applicable parcels of real estate and all recorded easements benefitting such parcels, (b) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (c) contain an ALTA Zoning Endorsement 3.1, with parking (or equivalent), (d) contain an endorsement insuring that the parcel described in such Title Policy is the parcel shown on the survey delivered with respect to such parcel and a survey accuracy endorsement, (e) contain an endorsement insuring that each street adjacent to such parcel is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from such parcel, (f) if the real estate covered by such policy consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (g) contain a non-imputation endorsement, (h) contain a tax number endorsement and (i) contain such other endorsements as the Purchaser and Purchaser's lender, if any, may reasonably request. Notwithstanding the foregoing, the Purchaser acknowledges that the endorsements pursuant to subsection (b), (c), (d), (e), (f) (collectively, the "Post-Closing Endorsements") will be issued on a post-closing basis in connection with the Surveys.

     (i) FIRPTA Affidavit. Prior to the date of Closing, the Company will deliver to the Purchaser an affidavit dated as of the Closing and sworn under penalty of perjury, setting forth the name, address and federal tax identification number of the Company stating that the Company is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

     (j) all consents, approvals and waivers from third parties and governmental authorities required to be obtained to (i) consummate the transactions contemplated by this Agreement, or (ii) permit the Purchaser to own the Shares and the Company to carry on its business after the Closing in accordance with past custom and practice shall have been obtained; and

     (k) the Purchaser shall have received the Opinion referenced in Section 1.4(e)and such opinion shall permit reliance thereon by the Purchaser's lenders.

     SECTION 6.3 Conditions to the Obligations of the Seller Under this Agreement. The obligations of the Seller to sell the Shares at the Closing is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) all representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date;

     (c) the Purchaser shall have delivered a certificate of its President certifying to the satisfaction of the conditions contained in Sections 6.3(a) and 6.3(b);

     (d) the Company shall have completed the transfers contemplated by Section 4.3;

     (e) the Seller shall have received reasonably satisfactory evidence that the Company has obtained insurance covering its post-Closing business operations, and the terms of such insurance shall be reasonably satisfactory to the Seller;

     (f) the Seller shall have received the Opinion referenced in Section 1.4(d); and

     (g) the Seller shall have received the Purchase Price payable by the Purchaser hereunder.


                                  ARTICLE VII
                        TERMINATION; AMENDMENT; WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a)  by mutual written consent executed by the parties;

     (b) by the Purchaser if there is a material inaccuracy or breach of any representation, warranty or covenant of the Seller set forth in this Agreement which is not cured within 10 days after written notice thereof from the Purchaser or if any condition to the Purchaser's obligations hereunder becomes impossible to fulfill;

     (c) by the Seller if there is a material inaccuracy or breach of any representation, warranty or covenant of the Purchaser set forth in this Agreement which is not cured within 10 days after written notice thereof from the Seller or if any condition to the Seller's obligations hereunder becomes impossible to fulfill;

     (d) by the Purchaser or the Seller if the Closing Date shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before the expiration of seven (7) days from the date of this Agreement or such later date agreed to in writing by the Purchaser and the Seller; or

     (e) by the Purchaser or the Seller if any court of competent jurisdiction in the United States of America or other (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have been final and nonappealable.

     SECTION 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall thereafter become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 7.2, Article VIII and Article X; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for its breach or violation of this Agreement. The Confidentiality Agreement will survive any termination of this Agreement, but the Confidentiality Agreement shall terminate upon consummation of the Closing.

     SECTION 7.3 Amendment and Modification. This Agreement may be amended, modified, terminated, rescinded, or supplemented only by written agreement of the parties hereto.

     SECTION 7.4 Extension; Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VII
                                   REMEDIES

     SECTION 8.1 Indemnification by the Seller. Except as otherwise expressly provided in this Article VIII and subject to the limitations stated in this Article VIII, the Seller agrees to and shall defend, indemnify and hold harmless the Purchaser and its Affiliates from and against, and shall reimburse the Purchaser and its Affiliates for, each and every claim, action, demand, cost, expense, liability, penalty and other damage incurred by the Purchaser or its Affiliates, including, without limitation, reasonable attorney's fees (collectively, a "Loss"), relating to, resulting from or arising out of, or any allegation by any third party of, the following:

     (a) any inaccuracy in any representation or warranty of the Seller under this Agreement, any Schedule or the certificate to be delivered pursuant to
Section 6.2(c);

     (b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller under this Agreement or any Transaction Document;

     (c) any Loss resulting from workers' compensation claims and third party claims for death or injury to person or property as a result of any services provided by the Company prior to the Closing Date ("Claims"); and

     (d) any Loss related to Ronco Management, Inc. vs. AmeriTruck Distribution Corp. et al., Civil Action No. 5:97 CV151h, U.S. District Court (W.D.N.C.).


With respect to matters not involving any judicial, administrative, arbitration, or investigatory proceeding or other proceeding, claim or controversy (collectively, a "Proceeding") brought or asserted by third parties, within ten days after notification from the Purchaser or its Affiliate supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser or such Affiliate to indemnity hereunder, the Seller, at no cost or expense to the Purchaser or such Affiliate, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser or such Affiliate and shall diligently and timely prosecute such resolution to completion. If the Seller, within ten days after notice, fails to diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser or such Affiliate, the Purchaser or such Affiliate, as the case may be, shall have the right to undertake the resolution of such matters at the sole expense of the Seller, to the extent it is subsequently determined that the Seller is obligated under this Article VIII to indemnify the Purchaser for the applicable Losses. With respect to those claims that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling the Purchaser or any of its Affiliates to indemnity hereunder, the Seller shall pay the full amount so claimed to the extent supported by reasonable documentation within 15 days of such resolution. If the Seller disputes its liability in connection with such claim, it shall pay any undisputed part of such liability, and the Purchaser or its Affiliate, as the case may be, and the Seller shall have 30 days to resolve any remaining dispute. If the Purchaser and the Seller are unable to resolve such dispute within 30 days, they shall submit such dispute to non-binding mediation in New York, New York. The mediation proceedings shall be commenced by either party giving the other written notice

("Mediation Notice") that the dispute will be submitted to mediation. Within ten business days from the date of receipt of the Mediation Notice by the non-initiating party, the parties shall make a good faith effort to select a person to mediate the dispute. If no mediator has been selected under this procedure, the parties shall jointly request a State or Federal District Judge of their choosing to supply within ten business days a list of potential qualified attorney-mediators in New York, New York. Within five business days of receipt of the list, the parties shall rank the proposed mediators in numerical order of preference, simultaneously exchange such list and select as the mediator the individual receiving the highest combined ranking. If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they select a mediator. In consultation with the mediator selected, the parties shall promptly designate a mutually convenient time in New York, New York for the mediation, such time to be no later than 30 days after selection of the mediator. In the mediation, each party shall be represented by persons with authority and discretion to negotiate a resolution of the dispute, and may be represented by counsel. The mediator shall determine the format for the meetings and the mediation sessions shall be in private. The mediator will keep confidential all information learned in private caucus with any party unless specifically authorized by such party to make disclosure of the information to the other party. The parties agree that the mediation shall be governed by such rules as the mediator shall reasonably prescribe. The fees and expenses of the mediator shall be borne as mutually agreed by the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the dispute and any related matters. Mediation is a compromise negotiation for purposes of federal and state Rules of Evidence and constitutes privileged communications. The entire mediation process is confidential, and such conduct, statement, promises, offers, views and opinions shall not be discoverable or admissible in any Proceeding for any purpose. If litigation or any other Proceeding is commenced between the Seller and the Purchaser, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys' fees. If litigation or any other Proceeding is commenced or threatened by any third party for which the Purchaser is entitled to indemnification under this Section 8.2, the provisions of Section 8.4 shall control.

     SECTION 8.2 Indemnification by the Purchaser. Except as otherwise provided in this Article VIII, the Purchaser agrees to and shall defend, indemnify and hold harmless the Seller from and against, and shall reimburse the Seller for, each and every Loss, relating to, resulting from or arising out of, or any allegation by any third party of, the following:

     (a) any inaccuracy in any representation or warranty of the Purchaser under this Agreement or the certificate to be delivered pursuant to Section 6.3(c);

     (b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement or any Transaction Document; or

     (c) without limiting the Seller's obligations under Section 8.1, any liabilities arising out of the operation of the Company's business after the Closing, including, without limitation, any liabilities under the operating leases transferred to the Company pursuant to Section 4.3(b).

With respect to matters not involving Proceedings brought or asserted by third parties, within ten days after notification from the Seller supported by reasonable documentation setting forth the nature of the circumstances entitling such party to indemnity hereunder, the Purchaser, at no cost or expense to such party shall diligently commence resolution of such matters in a manner reasonably acceptable to such party and shall diligently and timely prosecute such resolution to completion. If the Purchaser, within ten days after notice, fails to diligently commence resolution of such matters in a manner reasonably acceptable to such party, that party shall have the right to undertake the resolution of such matters at the expense of the Purchaser. With respect to those claims that may be satisfied by payment of a liquidated sum of money, the Purchaser shall pay the amount so claimed to the extent supported by reasonable documentation within 15 days of such resolution. If the Purchaser disputes its liability in connection with such claim, it shall pay any undisputed part of such liability, and the Purchaser and the party seeking indemnity shall have 30 days to resolve any remaining dispute. If the Purchase and such party are unable to resolve such dispute within 30 days, they shall submit such dispute to non-binding mediation in accordance with the procedure set forth in Section 8.2. If litigation or any other Proceeding is commenced between the Purchaser and the Seller, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys' fees. If litigation or any other Proceeding is commenced or threatened by any third party for which the Seller is entitled to indemnification under this Section 8.3, the provisions of Section 8.4 shall control.

     SECTION 8.3 Notice and Defense of Third Party Claims. If any Proceeding shall be brought or asserted under this Article by a third party against an indemnified party (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "Indemnifying Person") pursuant to any Proceeding, the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying

Person, within 20 days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of and at the expense of the Indemnifying Person. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding.

     SECTION 8.4  Limitations of Liability.

     (a)  An Indemnifying Person shall have no liability under Section 8.1(a) or
Section 8.2(a) unless written notice of a claim for indemnity, or written notice of facts as to which an Indemnifiable Loss is expected to be incurred, shall have been given within 18 months after the Closing Date, provided that the Purchaser may give notice of and may make a claim relating to the representations and warranties contained in Section 2.12 (Environmental Compliance) at any time prior to the expiration of three years after the Closing Date, and provided further that the Purchaser may give notice of and may make a claim relating to the representations and warranties contained in Section 2.2 (The Company's Capitalization), Section 2.9 (Tax Matters) or Section 2.10 (Employee Benefit Plans) at any time prior to 5 days after the expiration of the appropriate statute of limitation with respect to any claim covered by the representations and warranties in such Sections.

     (b) Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of an Indemnifying Person for all events or occurrences giving rise to such Indemnifying Person being required to indemnify an Indemnified Person under Section 8.1(a) or Section 8.2(a) of this Agreement shall not exceed $2 million.

     (c) Notwithstanding any other provision of this Agreement, an Indemnifying Person shall be liable for indemnification under Section 8.1(a) or Section 8.2(a) of this Agreement only to the extent that the amount of any indemnifiable Loss, individually or in the aggregate with all other such Losses covered by this Agreement, exceeds $150,000 and in such event, the Indemnifying Person shall be liable only for the amount of all such Losses that exceed the $150,000 limit.

     (d) Any payments made pursuant to this Article VIII shall, to the extent permitted by applicable law, be treated as adjustments to the Purchase Price.
In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article, there shall be taken into consideration (i) when and as received, the value of any actual federal or state income tax benefits and the cost of any actual federal or state income tax detriments as a result of the receipt of any indemnity payment and (ii) the amount of any insurance recoveries, including any amounts which are in effect self-insured whether through retention amounts or otherwise, the Indemnified Person in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose, except to the extent such insurance recoveries have or are reasonably anticipated to result in future or retroactive premium increases.

     (e) The remedies of the parties specifically provided for by this Article and Article IX shall be the sole and exclusive remedies of the parties for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement or in any document furnished or delivered pursuant hereto, (ii) the failure to perform any covenants, agreements or obligations contained in this Agreement or in any document furnished or delivered pursuant hereto or (iii) any Loss, relating to, resulting from or arising out of any transaction or matter relating in any manner whatsoever to this Agreement or to any document furnished or delivered pursuant hereto.

     SECTION 8.5  Tax Provisions.  Notwithstanding the provisions of this
Article VIII, the provisions of the Tax Agreement (and not this Article VIII) shall govern the allocation of responsibility between the Seller and the Purchaser for Taxes of the Company.

                                  ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     SECTION 9.1 Nature and Survival of Representations and Warranties. The parties hereto agree that except as provided in the sentence immediately next following this sentence, all of their respective representations and warranties contained in this Agreement shall survive for a period of 18 months after the Closing Date. The representations and warranties made in Section 2.12 (Environmental Compliance) shall survive for a period of three years after the Closing Date, and the representations and warranties made in Section 2.2 (The Company's Capitalization), Section 2.9 (Tax Matters), and Section 2.10 (Employee Benefit Plans) shall survive for a period ending on the date 5 days after the expiration of the appropriate statute of limitation with respect to any claim covered by the representations and warranties in such Sections.

                                   ARTICLE X
                                 MISCELLANEOUS

     SECTION 10.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, it being understood that all costs or expenses incurred by or on behalf of the Company prior to the Closing in connection with such transactions shall be paid by the Seller.

     SECTION 10.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as the Purchaser and the Seller shall jointly determine. Notwithstanding the foregoing, the Purchaser acknowledges that the Seller will be required under federal securities laws to issue a press release relating to this Agreement and may be required to file a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement. The foregoing will be subject to the Purchaser's prior review and consent, not to be unreasonably withheld or delayed. The Purchaser and the Seller will consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby, and the Purchaser shall have the right to be present for any such communication.

     SECTION 10.3 Brokers and Finders. Except for SV Capital Management, Inc. (whose fees and expenses shall be borne by the Purchaser), all negotiations on behalf of the Purchaser and the Seller relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against the Purchaser or the Seller for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     SECTION 10.4 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings other than the Confidentiality Agreement, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided that the Purchaser shall be entitled to assign its rights to indemnification hereunder to its lenders but no such assignment will relieve the Purchaser of its obligations under this Agreement.

     SECTION 10.5  Amendment and Modification.   This Agreement may be amended,
modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

     SECTION 10.6 Waiver; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

     SECTION 10.7 Further Assurances. From time to time, the Purchaser and the Seller shall execute and deliver such further agreements, documents, certificates and other instruments and shall take or cause to be taken such other actions as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller shall, as promptly as practicable after the Closing, cause the release of all liens on the Company's assets arising in connection with indebtedness for borrowed money (including capitalized leases) which have not been released as of the Closing Date.

     SECTION 10.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 10.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

     if to the Purchaser:

          Mr. Randall G. Mourot
          Contract Mail Company
          100 Morgan Keegan Dr.
          Little Rock, AK  72202
          Telecopy No. (501) 280-0111

     with a copy to:

          Mr. Kevin Evanich
          Kirkland & Ellis
          200 East Randolph, 56th Floor
          Chicago, IL  60601
          Telecopy No. (312) 861-2200

     if to the Seller:

          Mr. Kenneth Evans, Jr.
          AmeriTruck Distribution Corp.
          301 Commerce, Suite #1101
          City Center Tower 2
          Fort Worth, TX  76102
          Telecopy No.

     with a copy to:

          Mr. John Utzschneider
          Bingham, Dana LLP
          150 Federal Street
          Boston, MA  02110
          Telecopy No. (617) 951-8736

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.11  Service of Process.   Any process against the Purchaser or
the Seller in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 10.9 with the same effect as though served on it or him personally.

     SECTION 10.12 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.13 Parties in Interest; No Third Party Beneficiary. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.15 Incorporation by Reference. Any and all Schedules and Exhibits referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 10.16 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

     (a) "Affiliate" means, with respect to any person or other entity, any person or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or other entity in question. For the purposes of this definition and the definition of Subsidiary, "control" (including "controlling," "controlled by" and "under common control with") as used with respect to any person or other entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or other entity, whether through the ownership of voting securities, by contract or otherwise.

     (b) "Business Facility" includes any real property which the Company currently leases, operates, owns or manages in any manner.

     (c) "GAAP" means generally accepted United States accounting principles, consistently applied.

     (d) "Knowledge" or "known" -- For all purposes of this Agreement, the Seller or the Company shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if and only if any of the following persons have actual knowledge of the particular fact or matter: Michael Lawrence, Michael Langevin, Michael May, Ken Evans, Randy Thompson, David Overby, Dan Rouse and Renee Lunquist.

     (e) "Legal Requirement" means any law, statute, decree, order, rule or regulation.

     (f) "Material Adverse Effect" shall mean any material adverse change in the financial condition, assets or liabilities of the Company (or when the reference is to the Purchaser, to the Purchaser and its subsidiaries, taken as a whole).

     (g) "TBI Real Property" means the Company's real property located at 3605 Teem Drive, Sioux Falls, South Dakota 57101 and 4200 Speaker Road, Kansas City, Kansas 66101.

     SECTION 10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                              AMERITRUCK DISTRIBUTION CORP.


                              By: /s/ KENNETH H. EVANS
                                 -----------------------------

                              Name:   Ken Evans
                                   ---------------------------

                              Title:  Treasurer
                                    --------------------------




                              CONTRACT MAIL COMPANY


                              By: /s/ RICHARD A. LOBE
                                 -----------------------------

                              Name:   Richard A. Lobe
                                   ---------------------------

                              Title:  Vice President
                                    --------------------------

            Schedules to Stock Purchase Agreement (omitted herein)
            ------------------------------------------------------

Schedule 1.6    Working Capital
Schedule 2.1    Jurisdictions in Which TBI Is Qualified to Do Business
Schedule 2.2    Capitalization; Options
Schedule 2.4    Violations
Schedule 2.5    Consents and Approvals
Schedule 2.6    Financial Statements
Schedule 2.7    Absence of Changes - Exceptions
Schedule 2.8    Litigation
Schedule 2.9    Tax Matters
Schedule 2.10   Employee Benefits Plans
Schedule 2.11   Employment Matters
Schedule 2.12   Environment Compliance
Schedule 2.13   Assets Used by the Company
Schedule 2.14   Permits and Licenses - Exceptions
Schedule 2.15   Agreements, Contracts, Commitments
Schedule 2.16   Real Property
Schedule 2.17   Assets Owned by Affiliates
Schedule 2.19   Patents, Trademarks and Copyrights
Schedule 2.21 Contests, Claims, or Rights of Set Off Under Contracts with Obligors or any Account Receivable
Schedule 2.22   Insurance
Schedule 4.3(a) Assets Transferred to Seller
Schedule 4.3(b) Assets Transferred to the Company

            Exhibits to Stock Purchase Agreements (omitted herein)
            ------------------------------------------------------

Exhibit A       Operating Leases
Exhibit B       Disaffiliation Tax Sharing Agreement
Exhibit C       Asset Transfer Agreement
Exhibit D       Guaranty of Contract Mail Holding, Inc.

The Company will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.